Dreyfus Investment Funds

Dreyfus/The Boston Company Small Cap Value Fund (the “Fund”)

Registration No. 811-04813

Sub-Items 77I(b) & 77Q1(a)

On October 24-25, 2012, the Board of Trustees of Dreyfus Investment Funds unanimously approved the adoption of Class A shares for Dreyfus/The Boston Company Small Cap Value Fund. The changes, including an amendment to the Fund’s Declaration of Trust and Certificate of Designation, were reflected in Amendment No. 158 to the Fund’s Registration Statement, dated February 1, 2013, which was filed pursuant to Rule 485 (b) on January 28, 2013.